Exhibit 99.3

Nutanix Announces CEO Succession Plan

Dheeraj Pandey, Co-Founder and CEO, to Retire from Management Team After New CEO Appointed

Pandey Grew Company from Founding to $1.6B in Annual Billings in 10+ Years

SAN JOSE, Calif.--(BUSINESS WIRE)--August 27, 2020--Nutanix (NASDAQ: NTNX), a leader in enterprise cloud computing, today announced that Dheeraj Pandey plans to retire as CEO of Nutanix upon the selection and appointment of the Company’s next CEO.

“Co-founding and leading Nutanix for the last 11 years has been the single most rewarding experience of my professional career. Guided by a vision of making IT infrastructure so simple that it becomes invisible, our team has built Nutanix into a leader in cloud software and a pioneer in hybrid cloud infrastructure solutions,” said Pandey. “With our strong fourth quarter financial results, 29 percent growth in year-over-year run-rate ACV, a delightful software stack, and our recent launch of Nutanix Clusters on AWS bare metal, Nutanix is well positioned for the future. In addition, the $750 million investment from Bain Capital Private Equity announced today underscores the strength of our business and ensures a strong financial foundation to capitalize on the significant opportunities ahead. I am confident there is no better time for me to make this transition to a new leader who can guide Nutanix through its next decade of growth and success.”

“Silicon Valley’s history is filled with storied founders and legendary visionaries and Dheeraj Pandey has earned a place among them,” said Ravi Mhatre, Lead Independent Director. “On behalf of the entire Board, I thank Dheeraj for his vision and invaluable contributions, which have enabled Nutanix to grow from a simple idea to the market leader and successful company it is today. We support his decision to begin another chapter and deeply appreciate that he will continue to lead the management team until a successor has been appointed.”

“Thanks to the dedication of our talented team of over 6,000 employees, we have grown Nutanix through innovation and collaboration and built an incredibly strong and loyal customer base”, added Pandey. “While I will miss being in the trenches with our team every day, working from home alongside my family over the last several months has been a fulfilling experience. I look forward to spending more time with our children and allowing myself the space and flexibility to read and write, and learn new domains, which simply hasn’t been possible as a full-time CEO. I would like to express my deepest gratitude to my wife and my fellow co-founders for giving me the courage to imagine and help create something out of nothing. I would also like to thank our many employees and investors who believed in our vision and supported Nutanix through its growth. And finally, I would like to thank the Nutanix Board of Directors and management team for their support of my decision and reiterate my commitment to working alongside them as they embark on a search for our next CEO.”

A CEO search committee of the Nutanix Board of Directors will lead the effort to identify and interview candidates with the assistance of a leading global executive search firm.

Investment from Bain Capital Private Equity

In a separate release today, Nutanix announced that Bain Capital Private Equity will make an investment of $750 million in Senior Convertible Notes to support the Company’s growth initiatives. The press release can be found on the Nutanix Investor Relations website at ir.nutanix.com.

Fiscal Fourth Quarter and Fiscal Year 2020 Financial Results

Nutanix also separately announced its financial results for its fiscal fourth quarter and year ended July 31, 2020. The Company will host a conference call today beginning at 5:30 p.m. ET/ 2:30 p.m. PT to discuss today’s announcements. Interested parties may access the conference call by dialing 833-227-5841 in the United States or 647-689-4068 from outside the United States and using the conference ID 4679381. The conference call will also be webcast live on the Nutanix Investor Relations website at ir.nutanix.com.

About Nutanix

Nutanix is a global leader in cloud software and a pioneer in hyperconverged infrastructure solutions, making computing invisible anywhere. Organizations around the world use Nutanix software to leverage a single platform to manage any app at any location for their private, hybrid and multicloud environments. Learn more at www.nutanix.com or follow us on Twitter @nutanix.

© 2020 Nutanix, Inc. All rights reserved. Nutanix, the Nutanix logo, and all Nutanix product and service names mentioned herein are registered trademarks or trademarks of Nutanix, Inc. in the United States and other countries. All other brand names mentioned herein are for identification purposes only and may be the trademarks of their respective holder(s).

Forward-Looking Statements

This press release contains express and implied forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, but not limited to, statements regarding: the results and timing of the Company’s search for a new Chief Executive Officer, the Company’s ability to identify or recruit an acceptable successor to Mr. Pandey, Mr. Pandey’s intention to remain CEO and Chairman of the Board until a successor has been selected and appointed, the Company’s position for the future, and the investment by Bain in the Company and any expected benefits from such investment. These forward-looking statements are not historical facts and instead are based on the Company’s current expectations, estimates, opinions, and beliefs. Consequently, you should not rely on these forward-looking statements. The accuracy of such forward-looking statements depends upon future events and involves risks, uncertainties, and other factors, including factors that may be beyond the Company’s control, that may cause these statements to be inaccurate and cause its actual results, performance or achievements to differ materially and adversely from those anticipated or implied by such statements, including, among others: failure to successfully close or realize the full benefits of the above-described. These forward-looking statements speak only as of the date of this press release and, except as required by law, the Company assumes no obligation, and expressly disclaims any obligation, to update, alter or otherwise revise any of these forward-looking statements to reflect actual results or subsequent events or circumstances.

Contacts

Investor Contact:
Tonya Chin
tonya@nutanix.com

Media Contact:
Jennifer Massaro
pr_ntnx@nutanix.com